Exhibit 99.B(d)(28)

Schedule B
to the
Sub-Advisory
Agreement between
SEI Investments Management Corporation
and
Tradewinds Global Investors, LLC

As of September 28, 2010, as amended December 5, 2012
and July 1, 2014

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Fund

International Equity Fund

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Tradewinds Global Investors, LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Darcy A. Gratz

Name:	Name:

Stephen Beinhacker	Darcy A. Gratz

Title:	Title:

Vice President	Vice President